EXHIBIT 10.3

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made by and between Cerulean Pharma Inc. (the “Company”) and Karen Roberts (“Ms. Roberts”) (collectively, the “Parties”).

WHEREAS, the Company and Ms. Roberts are parties to the Employment Agreement dated as of July 21, 2014 (the “Employment Agreement”) under which Ms. Roberts currently serves as Senior Vice President, Finance and Administration of the Company;

WHEREAS, the Company intends to hire a Chief Financial Officer and desires that Ms. Roberts continue her service as an employee during the Transition Period (as defined below); and

WHEREAS, the Parties agree that the Employment Agreement shall be null and void on the date this Agreement becomes effective and enforceable and wish to establish the terms of Ms. Roberts’s employment during the Transition Period and the terms of Ms. Roberts’s separation from the Company upon the completion of the Transition Period;

NOW, THEREFORE, in consideration of the promises and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Transition Period; Resignation from Employment and Officer Positions.

(a) Transition Period – During the period commencing on the date hereof and ending on August 31, 2015 (unless sooner terminated in accordance with the terms of this Agreement) (the “Transition Period”), Ms. Roberts shall remain an employee of the Company, subject to the supervision of, and with such authority as is delegated to Ms. Roberts by, the President and Chief Executive Officer of the Company and/or the Board of Directors of the Company (the “Board”).  During the Transition Period, Ms. Roberts shall use her best efforts to professionally, timely and cooperatively perform such transition duties as may reasonably be requested by and at the direction of the Company.  During the Transition Period, Ms. Roberts will continue to receive her current base salary and participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans).

(b)Termination of Employment – During the Transition Period, the Company retains the right to terminate Ms. Roberts’s employment for Cause (defined as: (i)  Ms. Roberts’s  fraud, embezzlement, willful misconduct or gross negligence or (ii) Ms. Roberts’s indictment, or the entering of a guilty plea or plea of “no contest” with respect to a felony or any crime involving moral turpitude.  For purposes of this Agreement, the last day of Ms. Roberts’s employment is referred to as the “Separation Date”, and the Transition Period shall end on the Separation Date.  In the event the Company terminates Ms. Roberts’s employment for Cause she will not be eligible to receive the Severance Benefits (as defined in Section 2 below), nor will she receive any further salary payments, benefits, or other compensation from the Company other than payment for any salary earned through the Separation Date but unpaid as of such date, payment for any accrued but unused vacation time as of such date, and/or reimbursement of unpaid business expenses in accordance with Company policy.  In the event Ms. Roberts terminates her employment for any reason during the Transition Period she will not be eligible to receive the Additional Severance Pay (as defined in Section 2(c) below) and in, the foregoing event, apart from the applicable portions of Section 2, Ms. Roberts will not receive any further salary payments, benefits, or other compensation from the Company other than payment for any salary earned through the Separation Date but unpaid as of such date, payment for any accrued but unused vacation time as of such date, and/or reimbursement of unpaid business expenses in accordance with Company policy.  In the event the Company terminates Ms. Roberts’s employment without Cause prior to August 31, 2015, Ms. Roberts will remain eligible to receive the Severance Benefits in accordance with the terms set forth below; provided, however, that notwithstanding the foregoing, if Ms. Roberts fails use her best efforts to professionally, timely and cooperatively perform her duties during the Transition Period Ms. Roberts will remain eligible to receive the Severance Benefits set forth in Sections 2(a), 2(b) and 2(c) below, but will not be eligible to receive the Severance Benefits set forth in Section 2(d) below.

(c) Resignation from Employment and Officer Positions – As of the date this Agreement becomes effective and enforceable, Ms. Roberts shall resign from any positions that she holds as an officer of the Company.  As of the Separation Date, Ms. Roberts shall resign from employment with the Company.  Ms. Roberts agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement.  Ms. Roberts hereby irrevocably appoints the Company to be her attorney-in-fact to execute any documents and do anything in her name to effect such resignations in the event that Ms. Roberts fails to promptly submit them in accordance with the terms hereof or execute any documents requested by the Company to effectuate such resignations. Copies of any documents executed by the Company as a result of this irrevocable appointment as attorney-in-fact will be provided to Ms. Roberts.  A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so.  The Company will prepare any documents, pay any filing fees, and bear any other expenses related to the above.

2.

Severance Benefits.  In return for Ms. Roberts’s execution and non-revocation of this Agreement and compliance with the terms hereof, and subject to her execution of the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) in a timely manner as set forth in Section 13 below and her non-revocation thereof, the Company will provide Ms. Roberts with the following severance benefits (the benefits set forth in Sections 2(a) through 2(d) below are referred to herein collectively as the “Severance Benefits”), provided she remains eligible pursuant to Section 1 above:

(a) Severance Pay – The Company will provide Ms. Roberts with severance pay in an amount equal to six (6) months of pay at Ms. Roberts’s current base salary rate, less all applicable taxes and withholdings.  The severance pay will be paid to Ms. Roberts in equal installments in accordance with the Company’s regular payroll practices; provided, however, that the first payment shall not be made until the first regular payroll date following the date the Additional Release becomes effective and enforceable.

(b) Group Health Insurance – Should Ms. Roberts be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company shall, until the earlier of (x) the date that is six (6) months following the Separation Date, or (y) the date that Ms. Roberts becomes eligible for group health coverage through a new employer (as applicable, the “COBRA Contribution Period”), pay on Ms. Roberts’s behalf the share of the premium for such coverage that it currently pays on behalf of active and similarly situated employees with the same type of coverage.  The remaining balance of any premium costs, and all premium costs after the COBRA Contribution Period, shall be paid by Ms. Roberts on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, she remains eligible for COBRA continuation. Ms. Roberts agrees that she will notify the Company in writing at least five (5) days prior to the date on which she becomes eligible to receive group health insurance coverage through another employer, if that date is prior to the date that is six (6) months following the Separation Date.

(c) Additional Severance Pay – Except as set forth in Section 1(b) above, if the Company terminates the employment of Ms. Roberts without Cause prior to August 31, 2015, the Company will also (i) pay to Ms. Roberts additional separation pay equal to the amount of base salary she would have received had she remained employed by the Company between the Separation Date and August 31, 2015 (the “Additional Severance Period”), which amount will be paid to Ms. Roberts in equal installments in accordance with the Company’s regular payroll practices following the end of the severance payments provided for in Section 2(a) above, and (ii) if Ms. Roberts has not become eligible for group health coverage through a new employer on or before the date that is six (6) months following the Separation Date, continue to pay on Ms. Roberts’s behalf, for an additional period of time equal to the Additional Severance Period, the share of the premium for group health insurance as provided for in Section 2(b) above, in each case, less all applicable taxes and withholdings.

(d) Extension of Option Exercise Date – Except as set forth in Section 1(b) above, effective immediately after the Additional Release becomes effective and enforceable, the Company will extend until the date that is twelve (12) months following the Separation Date the period during which Ms. Roberts may exercise any vested stock options that she holds pursuant to any stock option agreement evidencing the grant of such options (each, an “Option Agreement”), pursuant to the terms of such Option Agreement(s) and the Company’s 2007 Stock Incentive Plan and 2014 Stock Incentive Plan, as applicable, provided that in no event shall Ms. Roberts be able to exercise any option beyond the Final Exercise Date for such option, as set forth in the applicable Option Agreement.  Ms. Roberts understands that the stock options subject to this extended exercise period shall cease to be treated for tax purposes as incentive stock options as of the date hereof.  Ms. Roberts further understands that, as a result of the loss of incentive stock option status of the affected options, the Company will be required to withhold applicable income and employment taxes at the time of exercise of such options.

Other than the Severance Benefits, Ms. Roberts will not be eligible for, nor shall she have a right to receive, any payments or benefits from the Company following the Separation Date.

3.

Release by Ms. Roberts.  In exchange for the consideration set forth herein, which Ms. Roberts acknowledges she would not otherwise be entitled to receive, Ms. Roberts hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that she ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to her employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification

Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of her employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that (a) nothing in this Agreement prevents Ms. Roberts from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that she acknowledges that she may not recover any monetary benefits in connection with any such claim, charge or proceeding, and explicitly waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding and agrees that if any such complaint, charge, or proceeding is filed on her behalf, she shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), and (b) nothing herein shall prevent Ms. Roberts from bringing claims to enforce this Agreement.  Further, nothing herein shall release any rights Ms. Roberts may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between her and the Company (and/or otherwise under law) for indemnification as an officer of the Company for her service to the Company (recognizing that such indemnification is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification), or prevent Ms. Roberts from asserting or enforcing any rights she may have under ERISA or other pertinent statute to vested ownership, pension or 401(K) benefits or interests.

4.

Release by the Company.  In exchange for the consideration set forth herein, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Ms. Roberts from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, that it ever had or now has against Ms. Roberts, including, but not limited to, any and all claims arising out of or relating to Ms. Roberts’s employment with and/or separation from the Company; provided, however, that notwithstanding the foregoing, nothing in this release (a) releases Ms. Roberts from her continuing obligations as set forth in Section 5 below, (b) shall prevent the Company from bringing claims to enforce this Agreement, or (c) releases Ms. Roberts from any claims for fraud or embezzlement, or from any civil claims based on any acts and/or omissions that satisfy the elements of a criminal offense, or from any claims arising out of any deliberate misconduct by her that results or resulted in material injury to the Company.

5.

Continuing Obligations.  Ms. Roberts acknowledges and reaffirms her obligation to keep confidential and not to use or disclose, during the Transition Period or thereafter, any and all non-public information concerning the Company that she acquires or acquired during the course of her employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  Ms. Roberts further acknowledges her ongoing obligations set forth in the Invention and Non-Disclosure Agreement previously executed in connection with her employment by the Company, which continue in full force and effect, with the sole exception of the post-employment restrictions set forth in paragraph 6(a) of the Invention and Non-Disclosure Agreement.

6.

Unemployment.  The Company agrees not to contest any application Ms. Roberts may make for unemployment benefits following the Separation Date; provided, however, that the Company will not provide any false information to any government entity or fail to correct false information.

7.

Return of Company Property.  Ms. Roberts agrees that she will, on the Separation Date or earlier if requested by the Company, return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, etc.), Company identification and any other Company-owned property in her possession or control and that she will leave intact all electronic Company documents, including but not limited to those that she developed or helped to develop during her employment.  Ms. Roberts further agrees that she will, on the Separation Date or earlier if requested by the Company, cancel all accounts for her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

8.

Amendment.  This Agreement shall be binding upon the Parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.

Waiver of Rights.  No delay or omission by either Party in exercising any rights under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by either Party on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.

Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

11.

Cooperation. Ms. Roberts agrees to cooperate fully with the Company, to the extent permitted by law, in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against the Company by any third party or by or on behalf of the Company against any third party.  Ms. Roberts agrees that her full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company. Ms. Roberts agrees that, to the extent permitted by law, she will notify the Company promptly in the event that she is served with a subpoena or in the event that she is asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.  Nothing herein shall be construed as restricting Ms. Roberts’ right to truthfully testify in any proceeding in which she is subpoenaed to do so.  The Company will (a) compensate Ms. Roberts at a reasonable hourly rate for any time she is required to spend to comply with any request by the Company for cooperation hereunder, provided that the Company shall not pay Ms. Roberts for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding, and (b) reimburse Ms. Roberts for all reasonable and documented out-of-pocket costs that she incurs to comply with this paragraph.

12.	Nature of Agreement. This Agreement is not and shall not in any way be construed as an admission of liability or wrongdoing on the part of either Party.
13.

Time for Consideration.   To be eligible to receive the Severance Benefits, Ms. Roberts must sign and return this Agreement on or before June 13, 2015, and the Additional Release no earlier than the Separation Date, but no later than twenty-one (21) days thereafter.

14.

Acknowledgments. Ms. Roberts acknowledges that she has been given twenty-one (21) days following her receipt of this Agreement to consider this Agreement, and twenty-one (21) days following the Separation Date to consider the Additional Release, and that the Company is hereby advising her to consult with an attorney of her own choosing prior to signing this Agreement and the Additional Release.  Ms. Roberts understands that she may revoke this Agreement for a period of seven (7) days after she signs it by notifying the Company in writing, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Likewise, Ms. Roberts understands that she may revoke the Additional Release for a period of seven (7) days after she signs it, and the Additional Release shall not be effective or enforceable until the expiration of that seven (7) day revocation period.  Ms. Roberts understands and agrees that by entering into this Agreement and the Additional Release, she will be waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that she will be eligible to receive consideration beyond that to which she was previously entitled.

15.

Voluntary Assent.  Ms. Roberts affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement.  Ms. Roberts acknowledges that she had an opportunity to fully discuss and review the terms of this Agreement with an attorney of her own choosing prior to signing this Agreement.  Ms. Roberts further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs her name of her own free act.

16.

Tax Provision. In connection with the Severance Benefits and any other monetary payments to be provided to Ms. Roberts pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Ms. Roberts shall be responsible for all applicable taxes with respect to such Severance Benefits and other payments under applicable law.  The Parties intend that the payments and benefits provided for under this Agreement shall be either exempt from or compliant with Section 409A of the Internal Revenue Code.  Notwithstanding the foregoing, Ms. Roberts acknowledges that she is not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits or other payments.

17.	Applicable Law. This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

Ms. Roberts hereby irrevocably submits to the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or the Additional Release or the subject matter thereof.

18.

Entire Agreement.  This Agreement, upon its effective date, contains and constitutes (together with the Additional Release at such time as it becomes effective and enforceable) the entire understanding and agreement between the Parties hereto with respect to Ms. Roberts’s employment with and separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  For purposes of clarity, this Agreement supersedes and cancels any prior employment agreements or arrangements Ms. Roberts may have entered into with the Company, including, without limitation, the Employment Agreement (which, for the avoidance of doubt, shall be of no force or effect following the date this Agreement becomes effective and enforceable), provided, however, that nothing in this Section shall modify, cancel or supersede Ms. Roberts’s obligations set forth in Section 5 above.

19.

Counterparts.  This Agreement and the Additional Release will be executed in duplicate such that each Party will retain a fully-executed original and each original may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Cerulean Pharma Inc.

	/s/ Christopher D. T. Guiffre	Date:	May 26, 2015
By:	Christopher D. T. Guiffre
President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above.  I further understand that the Severance Benefits are conditioned upon my timely execution, return and non-revocation of the Additional Release.

Karen Roberts

	/s/ Karen L. Roberts	Date:	May 26, 2015

ATTACHMENT A

ADDITIONAL RELEASE OF CLAIMS

1.

Release by Ms. Roberts.  In exchange for the consideration set forth herein and in the Agreement to which this Additional Release of Claims (the “Additional Release”) is attached as Attachment A, which Ms. Roberts acknowledges she would not otherwise be entitled to receive, Ms. Roberts hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that she ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to her employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of her employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that (a) nothing in this Additional Release prevents Ms. Roberts from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that she acknowledges that she may not recover any monetary benefits in connection with any such claim, charge or proceeding, and explicitly waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding and agrees that if any such complaint, charge, or proceeding is filed on her behalf, she shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), and (b) nothing herein shall prevent Ms. Roberts from bringing claims to enforce the Agreement or this Additional Release. Further, nothing herein shall release any rights Ms. Roberts may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between her and Company (and/or otherwise under law) for indemnification as an officer of the Company for her service to the Company (recognizing that such indemnification is not guaranteed by this Additional Release and shall be governed by the instrument or law, if any, providing for such indemnification), or prevent Ms. Roberts from asserting or enforcing any rights she may have under ERISA or other pertinent statute to vested ownership, pension or 401(K) benefits or interests.

2.

Release by the Company.  In exchange for the consideration set forth herein, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Ms. Roberts from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, that it ever had or now has against Ms. Roberts, including, but not limited to, any and all claims arising out of or relating to Ms. Roberts’s employment with and/or separation from the Company; provided, however, that notwithstanding the foregoing, nothing in this release (a) releases Ms. Roberts from her continuing obligations as set forth in Section 5 of the Agreement, (b) shall prevent the Company from bringing claims to enforce the Agreement or this Additional Release, or (c) releases Ms. Roberts from any claims for fraud or embezzlement, or from any civil claims based on any acts and/or omissions that satisfy the elements of a criminal offense, or from any claims arising out of any deliberate misconduct by her that results or resulted in material injury to the Company.

3.

Final Compensation.  Ms. Roberts acknowledges that she has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of her employment and that no other reimbursements are owed to her.  Ms. Roberts acknowledges that she has received all compensation due to her from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that she is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of the Agreement.

4.

Return of Company Property.  Ms. Roberts confirms that she has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, etc.), Company identification and any other Company-owned property in her possession or control and that she has left intact all electronic Company documents, including but not limited to those that she developed or helped to develop during her employment.  Ms. Roberts further confirms that she has cancelled all accounts for her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

5.

Acknowledgments.  Ms. Roberts acknowledges that she has been given twenty-one (21) days following the Separation Date (together with the seven (7) day revocation period described in the next sentence, the “Review Period”) to consider this Additional Release, and that the Company has advised her in writing to consult with an attorney of her own choosing prior to signing this Additional Release.  Ms. Roberts understands that she may revoke this Additional Release for a period of seven (7) days after she signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Ms. Roberts understands and agrees that by entering into this Additional Release, she is waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that she has received consideration beyond that to which she was previously entitled.  In the event the Review Period begins in one taxable year for Ms. Roberts and ends in the following taxable year, any payments contingent upon Ms. Roberts entering into the Additional Release will be made or commence to be paid on the first regular payroll date in the following taxable year that falls after the date the Additional Release becomes effective and enforceable.
6.

Voluntary Assent. Ms. Roberts affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Additional Release, and that she fully understands the meaning and intent of this Additional Release.  Ms. Roberts states and represents that she has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  Ms. Roberts further states and represents that she has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

Cerulean Pharma, Inc.

By: __________________________________

I hereby provide this Additional Release as of the date below and acknowledge that the execution of this Additional Release is in further consideration of the Severance Benefits, to which I acknowledge I would not be entitled if I did not enter into this Additional Release.  I intend that this Additional Release become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

_____________________________ Karen Roberts	______________________________ Date